EXHIBIT 99

     Internet Address:  http://www.rdgbat.com


  FOR IMMEDIATE RELEASE                        Contact:  Mr. Charles R. Ofner
                                                               (713) 496-5000


           Reading & Bates Corporation Announces New Credit Facility

  November 13,  1996, Houston, Texas.....Reading  & Bates Corporation (NYSE:
  RB) announced today it has completed a new $300 million syndicated credit facility, led by Christiania Bank og Kreditkasse, New York Branch, as administrative agent and arranger. The new facility replaced the Company's prior $140 million credit facility also led by Christiania Bank. Proceeds of the facility will be available for debt repayment, working capital and general corporate purposes.

  The financing consists of a five year revolving credit and letter of credit line totaling $300 million, with mandatory reductions in the facility of $25 million each on a semi-annual basis commencing May 13, 1999 and the final reduction due at maturity. The terms of the facility allow the Company to borrow the undrawn available balance, on a revolving credit basis, with the Letter of Credit line having a $30 million sub-limit. Approximately $155 million of funded debt remained undrawn and available to the Company after close.

  Credit Lyonnais, New York Branch, and Banque Indosuez are documentation agents. Eight other banks also participated in the loan syndication.

  Reading & Bates is a New York Stock Exchange listed company, providing offshore drilling services throughout the world. Its wholly owned subsidiary, Reading & Bates Development Co., provides technical, construction, and project management services to the upstream offshore oil and gas industry worldwide.

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